CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of FundX Investment Trust with respect to the FundX Flexible ETF and the FundX Conservative ETF, each a series of shares of FundX Investment Trust, and to the use of our report dated November 23, 2022 on the financial statements and financial highlights included in the 2022 Annual Report. Such financial statements and financial highlights appear in the 2022 Annual Report to Shareholders, which is incorporated by reference on Form N-1A.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
September 22, 2023